EXHIBIT 10.1

Execution Version

$200,000,000

CREDIT AGREEMENT

DATED AS OF OCTOBER 31, 2006

AMONG

CONSTELLATION ENERGY PARTNERS LLC

AS BORROWER,

THE ROYAL BANK OF SCOTLAND plc

AS ADMINISTRATIVE AGENT,

RBS SECURITIES CORPORATION

AS LEAD ARRANGER AND SOLE BOOK RUNNER,

BNP PARIBAS, AND

WACHOVIA BANK N.A.

AS CO-SYNDICATION AGENTS,

AND

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01	Terms Defined Above	1
Section 1.02	Certain Defined Terms	1
Section 1.03	Terms Generally	20
Section 1.04	Accounting Terms and Determinations; GAAP	21

ARTICLE II

THE CREDITS

Section 2.01	Loan Commitments	21
Section 2.02	Loans and Borrowings	21
Section 2.03	Requests for Borrowings	22
Section 2.04	Interest Elections	23
Section 2.05	Funding of Borrowing.	24
Section 2.06	Termination and Reduction of Aggregate Maximum Credit Amounts	25
Section 2.07	Borrowing Base	25
Section 2.08	Letters of Credit.	29

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01	Repayment of Loans	34
Section 3.02	Interest.	34
Section 3.03	Prepayments	35
Section 3.04	Fees	37

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	38
Section 4.02	Presumption of Payment by the Borrower	39
Section 4.03	Certain Deductions by the Administrative Agent	39

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01	Increased Costs	40

i

SCHEDULE 7.05

LITIGATION

SCHEDULE 7.14

SUBSIDIARIES

SCHEDULE 7.20

GAS IMBALANCES

SCHEDULE 7.21

MARKETING CONTRACTS

SCHEDULE 7.22

SWAP AGREEMENTS

v

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C-1	Security Instruments
Exhibit C-2	Form of Guarantee
Exhibit C-3	Form of Pledge and Security Agreement
Exhibit D	Form of Assignment and Assumption
Exhibit 2.03	Form of Borrowing Request
Exhibit 2.04(b)	Form of Interest Election Request
Exhibit 2.08(b)	Form of Notice of Letter of Credit Request

Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.20	Gas Imbalances
Schedule 7.21	Marketing Contracts
Schedule 7.22	Swap Agreements

THIS CREDIT AGREEMENT dated as of October 31, 2006, is among Constellation Energy Partners LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), each of the Lenders from time to time party hereto, and The Royal Bank of Scotland plc (in its individual capacity, “RBS”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and BNP Paribas (“BNP Paribas”) and Wachovia Bank N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide Loan Commitments (to include availability for Loans and Letters of Credit), pursuant to which Loans will be made from time to time prior to the Termination Date, and Letter of Credit Commitments, pursuant to which Letters of Credit will be issued from time to time prior to the Termination Date;

WHEREAS, the Lenders and the Issuer are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Loan Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuer, the Lenders, and any Swap Counterparty, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Excepted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Act” has the meaning assigned such term in Section 12.16.

“Adjusted EBITDA” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: Interest Expense, depreciation, depletion, amortization, write off of deferred financing fees, impairment of long-lived assets, (gain) loss or sale of assets, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on natural gas derivatives and realized (gain) loss on cancelled natural gas derivatives, and other similar charges.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance hereunder of monies by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Loan or a Eurodollar Loan.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means each of the Administrative Agent, the Co-Syndication Agents or any combination of them as the context requires and also includes any Person identified as “Bookrunner.”

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of

(a) the Base Rate in effect on such day; and

(b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that, the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Applicable Margin” means, for any day and with respect to all Loans maintained as LIBO Rate Loans or Base Rate Loans, the applicable percentage set forth below corresponding to the Borrowing Base Utilization Percentage:

Borrowing Base Utilization Percentage	LIBO Rate Loan	Base Rate Loan
less than 25%	1.250%	0.250%
greater than or equal to 25%, but less than 50%	1.500%	0.500%
greater than or equal to 50%, but less than 75%	1.750%	0.750%
greater than or equal to 75%, but less than 90%	1.875%	0.875%
greater than or equal to 90%	2.000%	1.000%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 2.07, then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher.

“Approved Engineer” means Netherland, Sewell and Associates, Inc. or any other independent petroleum engineer satisfactory to the Administrative Agent in its sole and absolute discretion.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Arranger” means RBS Securities Corporation, in its capacity as lead arranger and sole book runner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.

“Available Cash” means, with respect to any fiscal quarter ending prior to the Termination Date:

(a) the sum of (i) all cash and cash equivalents of the Borrower on hand at the end of such fiscal quarter; and (ii) all additional cash and cash equivalents of the Borrower on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from working capital borrowings made subsequent to the end of such fiscal quarter, less

(b) the amount of any cash reserves established by the board of managers of the Borrower to (i) provide for the proper conduct of the business of the Borrower (including reserves for future maintenance capital expenditures including drilling and for anticipated future credit needs of the Borrower), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or a Consolidated Subsidiary is a party or by which it is bound or its assets are subject (including estimated NPI payments due and payable for the next two fiscal quarters based on the natural gas strip for such period) or (iii) provide funds for distributions with respect to any one or more of the next four fiscal quarters.

“Base Amount” has the meaning assigned to such term in Section 3.04(d).

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York or such other office as the Administrative Agent shall designate in writing, as its base rate for dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans made or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Base” means an amount equal to the amount determined in accordance with Section 2.07, as the same may be redetermined and adjusted from time to time pursuant to Section 2.07, Section 8.12(c) or Section 9.12(d).

“Borrowing Base Deficiency” means the aggregate outstanding amount, if any, by which the sum of the Advances plus the Letter of Credit Exposure exceeds the lesser of the (i) Borrowing Base and (ii) the aggregate Loan Commitments.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for a Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral Account” has the meaning assigned such term in Section 2.08(j).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $100,000 in the aggregate for any calendar year.

“Change in Control” means the occurrence of both of the following events (i) the Permitted Holders shall be the legal or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 25% or less of the then outstanding membership interests (including all securities which are convertible into membership interests) of the Borrower and (ii) any Person or group of Persons acting in concert as a partnership or other group (a “Group of Persons”), other than one or more of the Permitted Holders, shall be the legal or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 35% of the then outstanding membership interests (including all securities which are convertible into membership interests) of the Borrower, provided, that a “Group of Persons” shall not include the underwriter in any firm underwriting undertaken in connection with any public offering of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuer (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date first written above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment Fee Rate” means 0.375%.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the

Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following (all determined in accordance with GAAP): (a) the net income of any Person in which the Borrower or a Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) non-cash gains, losses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (g) non-cash share-based payments under FASB Statement No. 123R; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Ratio” means the ratio of

(a) consolidated current assets of the Borrower and its Consolidated Subsidiaries but including any unused availability under the Borrowing Base and excluding therefrom any current non-cash asset (including in respect of Swap Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, each as amended (provided that, for the avoidance of doubt, the calculation of consolidated current assets shall include any current assets in respect of the termination of any Swap Agreement)

to

(b) consolidated current liabilities of the Borrower and its Consolidated Subsidiaries but excluding therefrom any current non-cash liabilities (including in respect of Swap Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, each as amended (provided that, for the avoidance of doubt, the calculation of consolidated current liabilities shall include any current liabilities in respect of the termination of any Swap Agreement).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (n) all obligations of such Person under Swap Agreements, excluding Swap Agreements with the Administrative Agent or any other Lender. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Amount” has the meaning assigned to such term in Section 3.04(d).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, Letter of Credit Exposure or other obligations hereunder outstanding and all of the Loan Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates) approved by the Administrative Agent and the Issuer.

“Environmental Laws” means any and all applicable Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, applicable regulations of the State Oil and Gas Board of Alabama and applicable regulations of the Alabama Department of Environmental Management, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any of its Subsidiaries is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the

Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; (vii) Liens permitted by the Security Instruments; (viii) burdens created by the NPI; and (ix) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum (rounded upwards to the next 1/100th of 1%) equal for each day during such day to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

“Financial Statements” means (a) the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statement of income, members’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date and (b) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2006 and the related Consolidated statement of income, members’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal quarter ended on such date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Gas Purchase Contract” means the Gas Purchase Contract dated October 1, 1993 between Robinson’s Bend Marketing II, LLC and Robinson’s Bend Production II, LLC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower or any of its Subsidiaries, any of their Properties, any Agent, any Issuer or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means Robinson’s Bend Operating II, LLC, a Delaware limited liability company, Robinson’s Bend Marketing II, LLC, a Delaware limited liability company and Robinson’s Bend Production II, LLC, a Delaware limited liability company and any additional Guarantors pursuant to Section 8.13.

“Guarantee Agreement” means an agreement executed by the Guarantors in form and substance reasonably satisfactory to the Administrative Agent unconditionally guarantying on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable federal laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, coal bed gas and occluded natural gas and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the reserve report concerning Oil and Gas Properties of Borrower and its Subsidiaries, prepared by Borrower’s petroleum engineers, effective as of December 31, 2005, and as reported in the Borrower’s S-1 filed with the SEC on September 29, 2006.

“Interest Election Request” means a request by the Borrower to continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP: (i) amortization of debt discount, (ii) capitalized interest and (iii) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments by the Borrower in respect of any Disqualified Capital Stock; but excluding non-cash gains, losses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives.

“Interest Period” means with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit for the purpose of acquisition of Equity Interests or Debt with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, equipment, or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuer” means The Royal Bank of Scotland plc, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).

“Lenders” means the Persons listed on Annex I, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuer relating to any Letter of Credit issued by such Issuer.

“Letter of Credit Commitment” at any time means Twenty Million Dollars ($20,000,000).

“Letter of Credit Disbursement” means a payment made by the Issuer pursuant to a Letter of Credit issued by the Issuer.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all unpaid and outstanding Reimbursement Obligations. The Letter of Credit Exposure of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Exposure at such time.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as calculated by the British Banks’ Association and obtained through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100th of 1%) at which dollar deposits of $1,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, any Swap Agreements with any current Lender or Affiliate of a current Lender and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Services Agreement” means that certain Management Services Agreement to be entered into by and between Borrower and Constellation Energy Partners Management, LLC in substantially the form filed with the SEC on September 29, 2006, or in a form otherwise satisfactory to Administrative Agent in its reasonable discretion.

“Managers” means the members of the Board of Managers or Board of Directors (however designated from time to time) of the Borrower as constituted from time to time.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Guarantors taken as a whole, (b) the ability of the Borrower, any of its Subsidiaries or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuer or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $1,000,000 or more.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Swap Transaction” has the meaning assigned such term in Section 8.01(j).

“Maturity Date” means October 31, 2010.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” shall mean the mortgages referred to on Exhibit C-1.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Revenue Interest” means, with respect to any Property, the decimal or percentage share of production from or allocable to such Property, after deduction of all overriding royalties and other burdens (including lessor royalties), that an owner of a Working Interest is entitled to receive.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NPI” means the net profits interest created by the Net Overriding Royalty Conveyance dated October 1, 1993 from Velasco Gas Company, Ltd. to Torch Energy Advisors Incorporated and from Torch Energy Advisors Incorporated to the Torch Energy Royalty Trust and recorded and filed for record in Book 1164, Page 320, Records of Tuscaloosa County, Alabama.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by Borrower or any of its Subsidiaries to the Administrative Agent, the Issuer or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Exposure and (b) all obligations of Borrower or any of its Subsidiaries owing to any Swap Counterparty under any Swap Agreement.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests (including but not limited to that certain Stipulation and Agreement of Compromise and Settlement, dated as of November 22, 2000, by and between H. Gregory Pearson, et. al. and Torchmark Corporation, et. al., as well as all proceeds deriving therefrom); (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” shall have the meaning set forth in the definition of “Environmental Laws”.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holders” means Constellation Energy Partners Holdings, LLC, a Delaware limited liability company and Constellation Energy Partners Management, LLC, a Delaware limited liability company while such companies remain wholly-owned Subsidiaries of Constellation Energy Group, Inc., or any other wholly-owned Subsidiary of Constellation Energy Group, Inc.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights (including but not limited to Swap Agreements).

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(b).

“Proved Developed Nonproducing Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Nonproducing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Developed Producing Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Reimbursement Obligations” has the meaning assigned to such term in Section 2.08(f).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or Letter of Credit Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or Letter of Credit Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each January 1st or July 1st (or such other date as required pursuant to Section 2.07 and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, provided that each such report hereafter delivered must (a) separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves of the Borrower and such Consolidated Subsidiaries, (b) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “overproduced” or “under-produced” status under gas balancing arrangements, and (d) reflect recent information and analysis comparable in scope to that contained in the Initial Reserve Report.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Exposure at such time.

“Rolling Period” means for any date of determination, the most recent four quarters ended on such date; provided, however, for any determination made prior to December 31, 2007,

proforma financial information shall be used for any quarter for which financial information is not available.

“Security Instruments” means the Guarantee Agreement, if any, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit C-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of the Obligations.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Counterparty” means any Lender (or Affiliate of a Lender) that is party to a Swap Agreement with the Borrower or any of its Subsidiaries.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Loan Commitments.

“Torch Energy Royalty Trust” means the trust created by and administered under the forms of the Trust Agreement by and among Torch Energy Advisors Incorporated, Torch Royalty Company, Velasco Gas Company Ltd. and Wilmington Trust Company dated as of October 1, 1993.

“Total Commitments” means the aggregate of all Loan Commitments hereunder.

“Total Revolving Credit Exposure” means the aggregate of all Revolving Credit Exposure hereunder.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guarantee Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Working Interest” means the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDITS

Section 2.01 Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding the lesser of such Lender’s Applicable Percentage of the Borrowing Base and such Lender’s Loan Commitment or (b) the Total Revolving Credit Exposures exceeding the lesser of the Borrowing Base and the Total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Loan Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitments or that is required to finance the reimbursement of a Letter of Credit Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding. Multiple Borrowings may be outstanding at the same time; provided that there shall not at any time be more than a total of three (3) Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. The Loans made by each Lender shall, if requested by such Lender in writing, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed and the affected Lender shall deliver the Note being replaced to the Borrower immediately. The date, amount, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than Noon, New York time, three Business Days before the date of the proposed Borrowing, in the case of Eurodollar Borrowings, or on the same Business Day, in the case of ABR Borrowings. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit 2.03. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of Eurodollar Borrowings, the initial Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(iv) the amount of the then effective Borrowing Base, the current Total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma Total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

In the case of Eurodollar Borrowings, if no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the Total Revolving Credit Exposures to exceed the Total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Continuance. Each Borrowing initially shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form attached hereto as Exhibit 2.04(b) and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable to such Borrowing after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Loan having an Interest Period of one-month. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing, then no outstanding Borrowing may be continued (and any Interest Election Request that requests the continuation of any Borrowing shall be ineffective).

Section 2.05 Funding of Borrowing.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of a Letter of Credit Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuer that made such Letter of Credit Disbursement. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Loan Commitments. Unless previously terminated, the Loan Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Loan Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.03(c), the Total Revolving Credit Exposures would exceed the Total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) For the period from and including the Closing Date to but excluding the date of the first determination of the Borrowing Base pursuant to the further provisions of this Section 2.07, the initial amount of the Borrowing Base has been set by the Administrative Agent and acknowledged by the Borrower and agreed to by the Lenders to be $75,000,000.

(b) Promptly after January 1 of each calendar year, commencing January 1, 2007, and in any event prior to March 31 of each calendar year (commencing March 31, 2007), the Borrower shall furnish to the Administrative Agent a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, prepared by an Approved Engineer, which Reserve Report shall be dated as of January 1 of such calendar year together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent may reasonably request. Within fifteen (15) days after receipt of all such Reserve Report and information, the Administrative Agent shall make an initial determination of the new Borrowing Base (the “Proposed Borrowing Base”), which for purposes of this Section 2.07(b) is the semi-annual determination described in Section 2.07(c), and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the Proposed Borrowing Base. Such initial determinations made by the Administrative Agent shall be so made by the Administrative Agent in the exercise of its sole discretion in accordance with the Administrative Agent’s customary practices and standards for oil and gas lending as they exist at the particular time, and may include a consideration of the value of the Oil and Gas Properties that are subject to legal, valid and enforceable mortgage liens held by the Administrative Agent for the ratable benefit of the Lenders. In no event shall the Proposed Borrowing Base exceed the aggregate Loan Commitments of the Lenders. The Required Lenders shall approve or reject the Administrative Agent’s initial determinations of the Proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determinations; provided, however that failure by any Lender to confirm in writing, the Administrative Agent’s determination of the Proposed Borrowing Base shall be and shall be deemed an approval of the Proposed Borrowing Base. If the Required Lenders fail to approve any such determination of the Proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.07(b) and, subject to the last sentence of this Section 2.07(b), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.07. Until such approval or deemed approval, the Borrowing Base in effect before the Proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time, and may include a consideration of the value of the Oil and Gas Properties that are subject to legal, valid and enforceable mortgage liens held by the Administrative Agent for the ratable benefit of the Lenders.

(c) In addition, within ninety (90) days after each June 30, commencing June 30, 2007, the Borrower shall furnish to the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers or on behalf of Borrower by petroleum engineers under the Management Services Agreement, which report shall be dated as of July 1 of such calendar year together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent may reasonably request. Within fifteen (15) days after receipt of all such Reserve Report and information, the Administrative Agent shall make an initial determination of a Proposed Borrowing Base, and upon such initial determination shall promptly notify the Lenders in writing of initial determination of the Proposed Borrowing Base. Such initial determination shall be made in the same manner and be subject to the same approvals as prescribed above with respect to the annual review, and likewise the Administrative Agent shall communicate the results of such initial determinations to the Lenders. The Required Lenders shall approve such determinations of the Proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the giving of notice of such determinations by the Administrative Agent to such Lenders; provided, however that failure by any Lender to confirm in writing the Administrative Agent’s determination of the Proposed Borrowing Base shall be, and shall be deemed, an approval of the Proposed Borrowing Base. If the Required Lenders fail to approve any such determination of the Proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.07(c) and, subject to the last sentence of this Section 2.07(c), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.07. Upon agreement by the Administrative Agent and the Required Lenders of the amount of credit to be made available to the Borrower hereunder, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time, and may include a consideration of the value of the Oil and Gas Properties that are subject to legal, valid and enforceable mortgage liens held by the Administrative Agent for the ratable benefit of the Lenders.

(d) In addition to the foregoing scheduled annual and semi annual determinations of the Borrowing Base, the Required Lenders shall have the right to redetermine the Borrowing Base at their sole discretion at any time and from time to time but not more often than two (2) times every calendar year. If the Required Lenders shall elect to make a discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.07(d), the Borrower shall within thirty (30) days of receipt of a request therefor from the Administrative Agent, deliver to the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.07(c), together with such updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base, and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base in accordance with the procedures and standards described in Section 2.07(b).

(e) In addition to the foregoing determinations of the Borrowing Base, the Borrower may request a redetermination of the Borrowing Base at any time and from time to time but not more often than two (2) times every calendar year, by delivering a written request to the Administrative Agent, together with (a) an engineering fee in the aggregate amount of $2,500 for the account of the Administrative Agent in immediately available funds, and (b) a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.07(c), together with such other updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request. Each such discretionary redetermination of the Borrowing Base shall be made in the same manner and in accordance with the procedures and standards set forth above by adjusting the Borrowing Base then in effect. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base, and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base in accordance with the procedures and standards described in Section 2.07(b).

(f) In addition to the Borrower’s right to request a discretionary Borrowing Base redetermination as set forth in Section 2.07(e), the Borrower may request a redetermination of the Borrowing Base at any time and from time to time upon the acquisition by the Borrower of additional Oil and Gas Properties the purchase price of which shall represent at least 20% of the Borrowing Base then in effect, by delivering a written request to the Administrative Agent, together with (a) an engineering fee in the aggregate amount of $2,500 for the account of the Administrative Agent in immediately available funds, (b) with respect to Oil and Gas Properties represented in the existing Borrowing Base, a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared and delivered in accordance with Section 2.07(c), and (c) with respect to Oil and Gas Properties acquired since the most recent redetermination of the Borrowing Base, a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared and delivered in accordance with Section 2.07(b). Each such redetermination of the Borrowing Base under this Section 2.07(f) shall be made in the same manner and in accordance with the procedures and standards set forth above by adjusting the Borrowing Base then in effect. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base, and the

Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base in accordance with the procedures and standards described in Section 2.07(b).

(g) Notwithstanding anything to the contrary contained herein, upon the termination of the Gas Purchase Contract or the consummation of a Material Swap Transaction, the Required Lenders shall have the right to redetermine the Borrowing Base using information available to them, and the redetermined Borrowing Base shall become the new Borrowing Base immediately upon notice by the Administrative Agent to the Borrower, effective and applicable to the Borrower, the Administrative Agent, and each Lender on such date until the next redetermination or modification thereof hereunder (subject to the reduction described in Section 2.07(i)). The Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 8.12(c) or Section 9.12(d).

(h) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a certificate from a Responsible Officer certifying that, to the best of such Responsible Officer’s knowledge and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the Guarantors owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.20 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent.

(i) Notwithstanding anything herein the contrary, in the event that the Borrower does not furnish any required Reserve Report within ten (10) days of date the required herein, the Administrative Agent and the Required Lenders may nonetheless designate the Borrowing Base from time to time thereafter until the Administrative Agent receives such Reserve Report, whereupon the Administrative Agent and the Required Lenders or all Lenders, as applicable, shall designate a new Borrowing Base in accordance with the general procedures outlined in Section 2.07(b).

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuer to issue Letters of Credit for its own account or for the account of the Borrower or any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuer, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver as permitted by Section 12.01(a) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuer) to any Issuer and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form of Exhibit 2.08(b):

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuer to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current Total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma Total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Commitment and (ii) the Total Revolving Credit Exposures shall not exceed the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base.

If requested by any Issuer, the Borrower also shall submit a letter of credit application on such Issuer’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuer that issues such Letter of Credit or the Lenders, each Issuer that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuer that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by such Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuer shall make any Letter of Credit Disbursement in respect of a Letter of Credit issued by such Issuer, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent for the account of the applicable Issuer at the Alternate Base Rate plus the Applicable Margin, an amount equal to such Letter of Credit Disbursement not later than 12:00 p.m., New York time, on the day such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the next succeeding Business Day; provided that if such Letter of Credit Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuer that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the

Administrative Agent shall distribute such payment to the Issuer that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuer, then to such Lenders and such Issuer as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuer for any Letter of Credit Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit Disbursement. Any Letter of Credit Disbursement not reimbursed by the Borrower or funded as a Loan prior to 2:00 p.m., New York time, shall bear interest for such day at the ABR plus the Applicable Margin.

(f) Obligations Absolute. The obligation (a “Reimbursement Obligation”) of the Borrower to reimburse Letter of Credit Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuer under a Letter of Credit issued by such Issuer against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuer, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuer; provided that the foregoing shall not be construed to excuse any Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuer’s failure to exercise commercially reasonable care when issuing Letters of Credit and determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or suffered by Borrower as a result of Issuer’s gross negligence or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuer (as finally determined by a court of competent jurisdiction), such Issuer shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuer. Such Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuer has made or will make a Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuer and the Lenders with respect to any such Letter of Credit Disbursement.

(h) Interim Interest. If any Issuer shall make any Letter of Credit Disbursement, then, until the Borrower shall have reimbursed such Issuer for such Letter of Credit Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuer shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuer. Any Issuer may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuer and, in the case of a replacement, the successor Issuer. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuer. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuer pursuant to Section 3.04(b). In the case of the replacement of an Issuer, from and after the effective date of such replacement, (i) the successor Issuer shall have all the rights and obligations of the replaced Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the resignation or replacement of an Issuer hereunder, the resigning or replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to a Letter of Credit Exposure in connection with any prepayment pursuant to Section 3.03(c), then the Borrower shall deposit, in an account with the Administrative Agent), in the name of the Administrative Agent and for the benefit of the Lenders (such account, the “Cash Collateral Account”, an amount in cash equal to, in the case of an Event of Default, the Letter of Credit Exposure, and in the case of a payment required by Section 3.03(c), the amount of such excess as provided in Section 3.03(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any of its

Subsidiaries described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuer and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and any Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuer for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to a Letter of Credit Exposure in connection with any prepayment pursuant to Section 3.03(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due (after giving effect to any applicable grace period) whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.03(c), then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at the Alternate Base Rate plus two percent (2%), but in no event to exceed the Highest Lawful Rate, and (ii) following Administrative Agent’s notice of any Borrowing Base Deficiency pursuant to Section 3.03(c), the amount of such Borrowing Base Deficiency shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on: (i) with respect to any ABR Loan, the last day of each March, June, September and December; (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (iii) in any case, on the Termination Date; provided that (x) interest accrued pursuant to Section 3.02(c)(i) shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.03(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 pm, New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 pm, New York time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) Borrowing Base Deficiency. If a Borrowing Base Deficiency exists, then the Administrative Agent shall give the Borrower and the Lenders prompt written notice thereof. The Borrower shall, within ten (10) days after receipt of written notice of such condition from the Administrative Agent elect by written notice to the Administrative Agent to take one or more of the following actions to remedy the Borrowing Base deficiency:

(A) prepay Advances or, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure in an aggregate amount equal to such deficiency within ten (10) days after the Borrower’s written election;

(B) add additional Oil and Gas Properties acceptable to the Administrative Agent, in its sole discretion, to the Borrowing Base such that the Borrowing Base Deficiency is cured within thirty (30) days after the Borrower’s written election; or

(C) pay the Borrowing Base Deficiency in three equal monthly installments for the prepayment of the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated in a period of three months, by irrevocably dedicating a portion of the monthly cash flow from the Borrower’s and its Subsidiaries’ Oil and Gas Properties to the prepayment of Advances or, if the Advances have been repaid in full, making deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure.

(ii) Reduction of Loan Commitments. On the date of each reduction of the aggregate Maximum Credit Amounts pursuant to Section 2.06, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Maximum Credit Amounts, as so reduced and (B) the Borrowing Base.

(iii) Accrued Interest. Each prepayment under this Section 3.03(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 5.02 as a result of such prepayment.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.03 shall be without premium or penalty, except as required under Section 5.02.

Section 3.04 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate on the average daily unused amount of the aggregate of each Lender’s Applicable Percentage of the Borrowing Base during the period from and including the date of this Agreement to but excluding the Termination Date (the face amount of any issued and outstanding Letter of Credit shall count as usage for purposes hereof). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure; and (ii) to each Issuer, for its own account, its standard fees with respect to the amendment, renewal or extension of any Letter of Credit issued by such Issuer or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement. Any other fees payable to an Issuer pursuant to this Section 3.04(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Additional Upfront Fees. In the event that, as a result of a redetermination of the Borrowing Base, the Borrowing Base is increased to an amount that is higher than $75,000,000 (the “Base Amount”; and such higher amount herein the “Designated Amount”), the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee, in an amount to be agreed upon between the Borrower and the Administrative Agent, according to such Lender’s Applicable Percentage of the difference between the Designated Amount and the Base Amount; provided, however, that solely for purposes of calculating the upfront fee pursuant to this Section 3.04(d), upon payment of such upfront fee and for purposes of future upfront fees pursuant to this Section 3.04(d), the Base Amount shall be increased to be equal to the last Designated Amount for which an upfront fee has been paid hereunder.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., New York time, on the date when due (after giving effect to applicable grace periods) , in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuer as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed Letter of Credit Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed Letter of Credit Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letter of Credit Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to the Borrower or any Consolidated Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuer that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including marginal, special, emergency or supplemental reserves), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender for Eurocurrency liabilities under Regulation D of the Board (as the same may be amended, supplemented or replaced from time to time) or otherwise; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or any Issuer setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Termination

Date, nor for any amount which has accrued more than 270 days prior to such Lender or Issuer delivering the certificate required in Section 5.01(c) unless such compensation demand results from a Change in Law that has a retroactive effect, in which case the time periods given above will be extended to take into account such retroactive period.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative

Agent, such Lender or such Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuer as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 5.04 Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06 Replacement of a Lender. If any Lender (an “Affected Lender”) (a) makes a demand upon the Borrower for amounts pursuant to Section 5.01 (and the payment of such amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders) or (b) in connection with any proposed increase in the Borrowing Base pursuant to Section 2.07 refuses to consent to such increase, the Borrower may, within 30 days of receipt by the Borrower of such demand, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Loan Commitments and/or Notes to an Eligible Assignee (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower and no Lender may be replaced pursuant to this Section 5.06 if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Affected Lender shall have taken any necessary action under Section 5.04 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.01 or shall have waived its right to payment of the specific amounts that give rise or would give rise to such Replacement Notice (it being understood for sake of clarity that the Affected Lender shall be under no obligation to waive such rights to payment and that such Affected Lender, if it is replaced in accordance with this Section 5.06, shall be entitled to be reimbursed for all breakage losses in connection with such replacement). If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender or an Affiliate of a Lender or an Eligible Assignee), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 5.02, assign, in accordance with Section 12.04, all of its Loan Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the replacement notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 5.01) and (C) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 12.04). If the Affected Lender fails to execute an Assignment and Assumption after five Business Days notice from the Administrative Agent, such failure to execute shall not impair the validity of the removal of the Affected Lender and the mandatory assignment of such Affected Lenders Loan Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all of the Loan documents and such assignment shall be effective without the execution of an Assignment and Assumption by the Affected Lender. If the Administrative Agent fails to notify Borrower within 30 days of its receipt of such Replacement Notice that such Replacement Lender is satisfactory, then such Replacement Lender shall be deemed satisfactory to the Administrative Agent. Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Closing Date. The obligations of the Lenders to make the initial Loans and of any Issuer to issue Letters of Credit in connection with the initial Borrowing hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02), and the Lenders and the Issuer agree that each of the following conditions have been satisfied or waived as of the Closing Date:

(a) The Arranger, the Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Borrower and of each Guarantor setting forth (i) resolutions of the Managers, board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit B, duly and properly executed by a Responsible Officer and dated as of the Closing Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guarantee Agreement and the other Security Instruments described on Exhibit C-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens) on at least 65% of the total value of the Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves evaluated in the Initial Reserve Report.

(h) No event or circumstance that could cause a Material Adverse Effect shall have occurred.

(i) The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base.

(j) The Administrative Agent shall have received an opinion of (i) Andrews Kurth LLP, special New York counsel to the Borrower and Watson, Degraffenried & Tyra, LLP, special Alabama counsel to the Borrower, each, in form and substance satisfactory to the Administrative Agent, as to such matters incident to the Transactions as the Administrative Agent may reasonably request.

(k) An environmental consultant satisfactory to Administrative Agent will deliver to Lenders an environmental review satisfactory in form and substance to Administrative Agent in its sole discretion.

(l) The Administrative Agent shall have received a copy of the Initial Reserve Report.

(m) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(n) The Administrative Agent shall have received the Financial Statements.

(o) The Administrative Agent shall have received the annual financial and operational projections for the Borrower, by month, for the twelve month period immediately following the Closing Date prepared in good faith based on available information and estimates determined to be reasonable at the time such projections were prepared.

(p) The Administrative Agent shall have received a pro forma consolidated balance sheet of the Borrower as of the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred as of such date, which balance sheet shall be in form and substance reasonably acceptable to the Administrative Agent.

(q) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties, the Borrower, and its Subsidiaries for each of the following jurisdictions: Alabama, Delaware and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Closing Date or Liens permitted by Section 9.03.

(r) There are no unpaid bills for improvements or services to the Properties operated by Borrower that could give rise to mechanic’s or materialmen’s liens or any other similar encumbrance arising by operation of applicable law.

(s) No suit or other proceeding is pending or threatened before any court or governmental agency seeking to restrain, enjoin or prohibit or declare illegal, or seeking damages from Borrower in connection with the transactions contemplated in this Agreement or alleging the breach of any material contract of the Borrower or any Guarantor.

(t) The Administrative Agent is satisfied, in its sole discretion, with the results of its due diligence examination of Borrower and the Properties, including Borrower’s proposed development of the Properties, the location discount/premium and transportation costs for all Hydrocarbons produced on the Properties, existing Hydrocarbon sales, the terms of the Management Services Agreement and all aspects of Borrower’s existing and contemplated Hydrocarbon marketing activities.

(u) The Administrative Agent and each Lender shall have received all Act disclosures requested by them prior to execution of this Agreement.

(v) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of each Issuer to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.

(c) The representations and warranties of the Borrower and the Guarantors, if any, set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall have been true and correct as of such specified earlier date.

(d) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuer to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(f) The receipt by the Administrative Agent of an executed copy of the Management Services Agreement, such Management Services Agreement shall be effective, and such copy to be certified by a Responsible Officer of the Borrower to be true, correct, complete and effective.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and its Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s limited liability company powers and have been duly authorized by all necessary limited liability company and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent, license, or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens created by such Security Instruments, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Guarantors or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Guarantors or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Guarantors and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of the Guarantors (other than the Liens created by the Loan Documents). The Borrower and each of the Guarantors has obtained all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors and the validity against the Borrower and each of the Guarantors of the Loan Documents to which it is a party, and such consents, licenses and approvals are in full force and effect.

Section 7.04 Financial Statements.

(a) The Borrower has delivered to the Administrative Agent and the Lenders the Financial Statements, and the Financial Statements are correct and complete in all material respects and present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP, applied on a consistent basis.

(b) Since June 30, 2006, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Section 7.05 Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Loan Document or the Transactions. Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 7.06 Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a) except as reported in the Borrower’s S-1 filed with the SEC on September 29, 2006, no Property of the Borrower or any of its Consolidated Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b) no Property of the Borrower or any of its Consolidated Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each of its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and the Borrower and each of its Consolidated Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) the Borrower has taken all steps reasonably necessary to determine and has determined that except as set forth in the S-1 Registration Statement no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any of the Guarantors except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(e) to the extent applicable, all Property of the Borrower and each of the Guarantors currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(f) except as set forth in the S-1 Registration Statement, neither the Borrower nor any of its Consolidated Subsidiaries has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07 Compliance with the Laws and Agreements. Each of the Borrower and its Consolidated Subsidiaries are in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.08 Investment Company Act. Neither the Borrower nor any of its Consolidated Subsidiaries are an “investment company” or a company “controlled” by an

“investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Consolidated Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Consolidated Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge, except for Tax Liens or claims that could not reasonably be expected to have a Material Adverse Effect.

Section 7.10 ERISA.

(a) The Borrower and its Consolidated Subsidiaries have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any that they maintain.

(b) No act, omission or transaction has occurred that could result in imposition on the Borrower, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(c) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Subsidiaries or any ERISA Affiliate has been or is expected by the Borrower, any of its Subsidiaries or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(d) Full payment when due has been made of all amounts which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(e) Each Plan subject to Title IV of ERISA satisfies the minimum funding requirements of Section 412 of the Code and Part 3 of Title I of ERISA..

(f) Neither the Borrower nor its Subsidiaries sponsors or maintains an employee welfare benefit plan, as defined in section 3(1) of ERISA that provides benefits to former employees of such entities.

(g) Neither the Borrower nor its Subsidiaries nor any ERISA Affiliate would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if the Borrower, its Subsidiaries or any ERISA Affiliate were to engage in a “complete withdrawal” (as defined in Section 4203 of ERISA) or a “partial withdrawal” (as defined in Section 4205 of ERISA) for any Multiemployer Plan.

(h) Neither the Borrower, its Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for any Plan.

Section 7.11 Disclosure; No Material Misstatements.

(a) The Form S-1 Registration Statement, as amended by Amendment No.              thereto, a copy of which has been provided to the Administrative Agent, described, as of the Closing Date, all Material Debt of the Borrower or any of its Consolidated Subsidiaries, and all obligations of the Borrower or any of its Consolidated Subsidiaries to issuers of surety or appeal bonds (other than operator’s bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for the account of the Borrower or any of its Consolidated Subsidiaries.

(b) As of the Closing Date, none of the reports, Financial Statements, certificates, Reserve Reports or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.12 Insurance. The Borrower has, and has caused each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans are endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 7.13. Restriction on Liens. Neither the Borrower nor any of the Guarantors is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Constellation Energy Partners LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 3922446 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16 Properties; Titles, Etc.

(a) Subject to Excepted Liens, each of the Borrower and Guarantors have good and indefeasible title to all of its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, free and clear of all Liens except for Excepted Liens. The Borrower has good and defensible title to all of the Equity Interests in the Subsidiaries listed on Schedule 7.14, except for Excepted Liens.

(b) The quantum and nature of the interest of the Borrower and Guarantors in and to their Hydrocarbon Interests as set forth in the most recent Reserve Report includes the entire interest of the Borrower and Guarantors in such Hydrocarbon Interests as of the date of such Reserve Report and are complete and accurate in all material respects as of the date of such Reserve Report, and other than the NPI, there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrower and Guarantors in such Hydrocarbon Interests except as taken into account in such Reserve Report. The Working Interests held by the Borrower and Guarantors in their Oil and Gas Properties shall not in any material respect obligate any of such Persons to bear the costs and expenses relating to the maintenance, development, and operations of such Oil and Gas Properties in an amount in excess of the working interest of such Person in each such Hydrocarbon Interest set forth in the most recent Reserve Report.

(c) All oil and gas leases and instruments and other similar agreements comprising the Borrower’s and its Consolidated Subsidiaries Oil and Gas Properties necessary for the conduct of business of the Borrower and its Consolidated Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases, instruments or agreements, in each case which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries. Neither Borrower, any of the Guarantors nor, to the knowledge of Borrower, any other party to any leases, instruments or agreements comprising its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, has given or threatened to give written notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such lease, instrument or agreement.

(d) All of the Properties of the Borrower and its Consolidated Subsidiaries that are reasonably necessary for the operation of their business are in good repair, working order and condition in all material respects and have been maintained by Borrower and its Consolidated Subsidiaries as is customary in the oil and gas industry. Since the date of the most recent financial statements delivered pursuant to Section 8.01, neither the business nor the Properties of the Borrower and its Consolidated Subsidiaries have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(e) Except for Excepted Liens or as otherwise disclosed in writing to the Administrative Agent:

(i) In each case only with respect to any of the Borrower’s and Guarantors’ Oil and Gas Properties that have been assigned a discounted present value equal to or in excess of $2,000,000 in any Reserve Report, (A) all rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to any such Hydrocarbon Interests evaluated in any Reserve Report have been properly and timely paid in the ordinary course of business and (B) all material expenses payable under the terms of the contracts and agreements comprising such Oil and Gas Properties (other than those described above in clause (A)) have been properly and timely paid in the ordinary course of business, except in each case where such payments are being contested in good faith by appropriate proceedings and for which adequate reserves complying with GAAP have been made;

(ii) All of the proceeds from the sale of Hydrocarbons produced from the Borrower’s and its Consolidated Subsidiaries’ Hydrocarbon Interests are being properly and timely paid to the Borrower without suspense, other than the escrow mechanics associated with the Torch Energy Royalty Trust determinations and other than any such proceeds the late payment or non-payment of which could not reasonably be expected to materially adversely affect the value of the Collateral taken as a whole; and

(iii) No material amount of proceeds that has been received by the Borrower or any of its Consolidated Subsidiaries from the sale of Hydrocarbons produced from the Oil and Gas Properties evaluated in the most recently delivered Reserve Report is subject to any claim for any refund or refund obligation.

Section 7.17 Title.

(a) As of the Closing Date, the Administrative Agent shall have received title opinions, title reports or other title due diligence reflecting that the Borrower or the Guarantors have title reasonably satisfactory to the Administrative Agent in such Oil and Gas Properties of the Borrower and the Guarantors constituting 85% of the proved, developed, producing Hydrocarbon reserves and proved, developed, nonproducing Hydrocarbon reserves evaluated in the Initial Reserve Report.

(b) As of the Closing Date, the Borrower has delivered to the lessor written requests for consents to mortgage each of the oil and gas leases described in Part IX of Exhibit A to the Mortgage, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated of even date herewith from Robinson’s Bend Production II, LLC as grantor and mortgagor, to the Administrative Agent.

Section 7.18 Security Instruments.

(a) The provisions of each of the Pledge Agreements delivered to the Administrative Agent are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined therein) and proceeds thereof and (i) when certificates, if any, representing or constituting the Pledged Collateral are delivered to the Administrative Agent and (ii) upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the debtors party thereto, the Pledge Agreements shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the Borrower and Guarantors, as applicable, in such Pledged Collateral and the proceeds thereof, subject to Excepted Liens.

(b) On the Closing Date, the Equity Interests listed on Schedule I to each of the Pledge Agreements will constitute all the issued and outstanding Equity Interests in the direct and indirect Material Domestic Subsidiaries of the Borrower; all such Equity Interests have been duly and validly issued and are fully paid and nonassessable; and the relevant pledgor of said shares is the record and beneficial owner of said shares.

(c) The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on (i) all of the right, title and interest of the Borrower and its Subsidiaries in the mortgaged property to the extent described therein and (ii) at least 65% of the total value of the Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves evaluated in the Initial Reserve Report. Once such Mortgages have been recorded in the appropriate recording office and all recording taxes have been paid with respect thereto, the Mortgages will constitute perfected first liens on, and security interest in, such mortgaged property, subject to Excepted Liens.

(d) On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. No other filings or recordings are required in order to perfect the security interests created under any Security Instruments.

Section 7.19 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed by the Borrower and the Guarantors in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.20 Gas Imbalances, Prepayments. As of the date hereof, except as set forth on Schedule 7.20 or on the most recent certificate delivered pursuant to Section 2.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver, in the aggregate, three percent (3%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.21 Marketing of Production. Except for the Gas Purchase Contract and for contracts listed and in effect on the date hereof on Schedule 7.21, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Guarantors are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or the Guarantors’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price.

Section 7.22 Swap Agreements. Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net marked-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.23 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) for the acquisition, exploration, operation, maintenance and development of Oil and Gas Properties and related properties, facilities, rights and interests, (b) for general corporate purposes, including Restricted Payments, provided that if the Borrowing Base Utilization Percentage is equal to or exceeds 90% before or after giving effect to the requested Loan or Letter of Credit, then no proceeds of any Loan or any Letter of Credit may be used to fund Restricted Payments under Section 9.04, (c) for the payment of expenses incurred by the Borrower in connection with the Transactions, (d) to provide working capital, and (d) for the issuance of Letters of Credit. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.24 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all Letter of Credit Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent:

(a) Annual Financial Statements and Annual Budget. As soon as available, but in any event not later than 90 days after the end of each fiscal year, (i) Borrower’s audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a budget for the then current fiscal year, including a pro forma balance sheet and income and cash flow projections.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each of its Consolidated Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(d) Certificate of Accounting Firm — Defaults. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) Other Accounting Reports. Within five Business Days after receipt thereof, a copy of each other written report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary to such letter or report.

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 2.07, a list of all Persons purchasing Hydrocarbons from the Borrower or any of its Subsidiaries.

(i) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any of its Subsidiaries intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Subsidiary owning interests in such Oil and Gas Properties) during any period between two successive Scheduled Redetermination Dates having a fair market value, individually or in the aggregate, in excess of $250,000, prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Administrative Agent.

(j) Notice of Swap Liquidation. In the event the Borrower or any of its Subsidiaries intends to liquidate any Swap Agreements having a fair market value to either counterparty of such Swap Agreement, individually or in the aggregate, in excess of $250,000 (any such transaction a “Material Swap Transaction”), prompt (but in any event within five (5) days of such liquidation) written notice of such liquidation and the value thereof, and any other details thereof as requested by the Administrative Agent. In the event that the Borrower or any of its Subsidiaries consummates a Material Swap Transaction as described in the previous sentence, the Borrower shall retain, or cause its Subsidiaries to retain, as applicable, the proceeds of such transaction pending a redetermination of the Borrowing Base in accordance with the provisions of Section 2.07(g); provided that if any redetermination is not commenced within 15 days of such notice, no such retention shall be required. In the event that a Material Swap Transaction creates a payment obligation upon settlement from the Borrower or any of its Subsidiaries, the notice must be accompanied by a certification from a Responsible Officer that after giving effect to such payment obligation, Borrower is in compliance with Section 9.01.

(k) Notice of Casualty Events. Prompt written notice, and in any event within ten (10) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(l) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

(m) Production Report and Lease Operating Statements. Within 45 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(n) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organizational document of the Borrower or any of the Guarantors, including but not limited to the documents referred to in Section 9.18.

(o) Dividends. Within fifteen (15) Business Days prior to making any dividend payment permitted pursuant to Section 9.04(c), Borrower shall provide the Administrative Agent with written notice of its intent to make such dividend payment, the amount thereof, and the anticipated date of such payment, together with the certificate of a Financial Officer certifying as to the calculation of Available Cash, including a detailed calculation of the amount of each of the cash and cash equivalents and amount of each of the cash reserves required to derive the amount of Available Cash.

(p) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

(a) the occurrence of any Default;

(b) (i) the filing or commencement of, or the threat in writing of, any action, suit, investigation, inquiry, arbitration or proceeding by or before any arbitrator or Governmental

Authority against or affecting the Borrower, any Subsidiary thereof or any of their Properties; (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders); (iii) any demand or lawsuit by any landowner or other third party threatened in writing against the Borrower, any Subsidiary thereof or any of their Properties in connection with any Environmental Laws (excluding routine testing and corrective action) that, in the case of each of clauses (i) through (iii) of this subsection, if adversely determined, could reasonably be expected to result in liability in excess of $500,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(d) a copy of any proposed amendment to the Management Services Agreement; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.12.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each of its Consolidated Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Consolidated Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any of its Consolidated Subsidiaries.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and the Borrower will cause each of its Subsidiaries to do and perform every act and discharge all of the Obligations, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower will, and will cause each of its Consolidated Subsidiaries to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with prudent industry practices and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) to the extent the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) Except as could reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to: (i) comply, and shall cause its Properties and operations and each of its Subsidiaries and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or the Guarantors’ Properties; and (v) establish and implement, and shall cause each of its Subsidiaries to establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Borrower’s and the Guarantors’ obligations under this Section 8.10(a) are timely and fully satisfied.

(b) The Borrower will, and will cause each of the Guarantors to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent (or as otherwise required to be obtained by the Administrative Agent by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties to the extent such Oil and Gas Properties are included as collateral for the Borrowing Base.

Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each of the Guarantors to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any of the Guarantors, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send the Borrower any financing or continuation statements it files and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 2.07(b), to the extent requested by the Administrative Agent, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 2.07(b), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Oil and Gas Properties after the 60-day period has elapsed, such unacceptable Oil and Gas Properties shall not count towards the 85% requirement in this Section 8.12(c), and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 85% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 65% of the total value of the Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 65% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Obligations a first-priority Lien interest (provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 65% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b) In the event that (i) the Borrower determines that any Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Debt, then the Borrower shall promptly cause such Subsidiary to guarantee the Obligations pursuant to the Guarantee Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to the Guarantee Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary (if such interests are certificated), together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or its designee, including without limitation, the execution and delivery of a pledge and security agreement in substantially the form of the Pledge and Security Agreement attached as Exhibit C-3 hereto.

Section 8.14 ERISA Compliance. The Borrower will promptly furnish, and will cause its Subsidiaries to promptly furnish, to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower or its Subsidiaries, as the case may be, specifying the nature thereof, what action the Borrower, its Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, if any (other than a Multiemployer Plan), the Borrower will, and the Borrower will cause each of its Subsidiaries to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.15 Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.16 Title. With respect to Oil and Gas Properties acquired after the Closing Date or not previously included in the Borrowing Base, and to the extent necessary to allow the Administrative Agent to achieve the percentage described in the preceding sentence, the Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative

Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it), title reports, or other title due diligence, which title diligence shall be in form and substance reasonably acceptable to the Administrative Agent and shall include information regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries, for all wells located on the Oil and Gas Properties shown in the most recent Reserve Report.

Section 8.17 Board Composition. The Permitted Holders shall at all times have the right to appoint all of the Class A Managers pursuant to Section 11.8(d) of the Second Amended and Restated Operating Agreement of the Borrower as filed with the SEC on September 29, 2006.

ARTICLE IX

NEGATIVE COVENANTS

Until the Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all Letter of Credit Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, its Current Ratio to be less than 1.0 to 1.0.

(b) Maximum Total Debt to Adjusted EBITDA. As of the end of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2006 or first full quarter after the Borrower’s initial public offering, Borrower will not permit its ratio of (i) Debt of Borrower and its Consolidated Subsidiaries (for each Rolling Period ending on such date) to (ii) Adjusted EBITDA to be greater than the 3.50 to 1.0.

(c) Ratio of Adjusted EBITDA to Interest Expense. The Borrower will not, as of the last day of any fiscal quarter commencing June 30, 2006, permit its ratio of Adjusted EBITDA for the fiscal quarter then ending to Cash Interest Expense for such fiscal quarter to be less than 4.5 to 1.0.

Section 9.02 Debt. Neither the Borrower nor any of its Subsidiaries will incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents.

(b) accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(c) intercompany Debt between the Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of their Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guarantee Agreement.

(d) endorsements of negotiable instruments for collection in the ordinary course of business.

(e) other Debt not to exceed $5,000,000 in the aggregate at any one time outstanding.

Section 9.03 Liens. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations.

(b) Excepted Liens.

(c) Liens on Property not constituting collateral for the Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(c) shall not exceed $100,000 at any time.

Section 9.04 Dividends, Distributions and Redemptions. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except (i) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock but including cash in lieu of fractional Equity Interests to the extent of Available Cash), (ii) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests and (iii) so long as no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing or would result therefrom, after giving effect to such dividend or distributions, and any redetermination of the Borrowing Base as a result of such dividend, the Borrower would have at least 10% of unused availability under the Borrowing Base, and subject to the proviso in Section 7.23, the Borrower may declare and pay quarterly cash dividends to its members of Available Cash.

Section 9.05 Investments, Loans and Advances. Neither the Borrower nor any of its Subsidiaries will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g) Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, and (iii) made by the Borrower or any Guarantor in Subsidiaries that are not Guarantors, provided that the aggregate of all Investments made by the Borrower and the Guarantors in or to all Subsidiaries that are not Guarantors shall not exceed $2,000,000 at any time.

(h) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or any of its Subsidiaries with others in the ordinary course of business; provided that (i) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (ii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $2,000,000.

(i) subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

(j) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time.

(k) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(i) exceeds $250,000.

Section 9.06 Nature of Business. The Borrower will not, and will not permit any of its Subsidiaries to, operate its business outside the boundaries of the United States and its adjoining waters, including, without limitation, the Gulf of Mexico.

Section 9.07 Limitation on Leases. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.23. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. The Borrower and its Subsidiaries will not at any time:

(a) engage in any transaction in connection with which the Borrower or any of its Subsidiaries could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower or any of its Subsidiaries to the PBGC.

(c) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any of its Subsidiaries is required to pay as contributions thereto.

(d) permit to exist any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e) permit the actuarial present value of the benefit liabilities under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) contribute to or assume an obligation to contribute to any Multiemployer Plan.

(g) acquire an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any of its Subsidiaries if such Person sponsors, maintains or contributes to (i) any Multiemployer Plan, if such Person would, if it withdrew from such plan, be subject to withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA in excess of $1,000,000, or (ii) any other Plan that is subject to Title IV of ERISA under which the projected benefit obligation under the Plan exceeds the fair market value of the Plan’s assets by $1,000,000.

(h) incur a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA maintained to provide benefits to former employees of such entities that the Borrower or its Subsidiaries reasonably believes may not be terminated by such entities in their sole discretion at any time without any material liability.

(j) amend a Plan resulting in an increase in current liability such that the Borrower or any of its Subsidiaries is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any of its Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. Neither the Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that any Wholly-Owned Subsidiary may merge with any other Wholly-Owned

Subsidiary and that the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor.

Section 9.12 Sale of Properties. The Borrower will not, and will not permit any of the Guarantors to, sell, assign, farm-out, convey or otherwise transfer any Property except for: (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) sales or other dispositions (excluding Casualty Events) of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash and/or publicly traded securities, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value (as determined by the Administrative Agent), individually or in the aggregate, in excess of $5,000,000, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property as determined by the Required Lenders assigned such Property in the most recently delivered Reserve Report and (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; and (e) sales and other dispositions of Properties not regulated by Section 9.12(a) to (d) having a fair market value not to exceed $250,000 during any 12-month period.

Section 9.13 Transactions with Affiliates. Except as provided in the Management Services Agreement, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14 Subsidiaries. The Borrower shall not, and shall not permit its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower complies with Section 8.13(b). Except as otherwise permitted herein, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any of the Guarantors. The Borrower shall have no Foreign Subsidiaries.

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement or the Security Instruments) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.16 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiaries that would require the Borrower or such Subsidiary to deliver, in the aggregate, three percent (3%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17 Swap Agreements. Neither the Borrower nor any of its Subsidiaries will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 90% of the reasonably anticipated projected production from Proved Developed Producing Reserves for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, on a rolling twelve (12) month period and 85% of the reasonably anticipated projected production from Proved Developed Producing Reserves for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, on a rolling thirteen (13) to sixty (60) month period, and (iii) the notional volumes for which do not exceed the current net monthly production (regardless of projected production levels) at the time such Swap Agreement is executed, calculated separately for each of crude oil and natural gas, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.18 Tax Status as Partnership; Operating Agreements. The Borrower shall not alter its status as a partnership for purposes of United States Federal Income taxes. The Borrower shall not, and shall not permit any Subsidiary to, amend or modify any provision of its articles, bylaws, or partnership or limited liability company organization or operating documents or agreements, or any agreements with Affiliates of the type referred to in Section 9.13, if such amendment or modification could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld or delayed. The Borrower agrees that any amendments or modifications to any provisions to any of the instruments referenced above dealing with the purpose or business, voting rights or management or operation shall be deemed to reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Borrower may amend its operating agreement in substantially the form of the Second Amended and Restated Operating Agreement of the Borrower filed with the SEC on September 29, 2006.

Section 9.19 Management Services Agreement. If either the Borrower or its counterparty to a Management Services Agreement should elect to terminate the then effective Management Services Agreement in accordance with its terms, Borrower shall promptly give notice to the Administrative Agent, and shall within 30 days present to Administrative Agent a written detailed plan for providing management services for the Borrower’s and its Subsidiaries’ properties. The Borrower shall not implement a management services plan without the Administrative Agent’s prior written consent, which consent shall not unreasonably be withheld or delayed.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in, Section 8.01(n), Section 8.02, Section 8.03, Section 8.17 or in ARTICLE IX.

(e) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or any of its Subsidiaries otherwise becoming aware of such default.

(f) any event or condition occurs (after giving effect to any notice or cure period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Subsidiaries to make an offer in respect thereof.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request or take any action for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(i) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(j) (i) one or more final judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

(k) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any of its Subsidiaries shall so state in writing.

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 in any year.

(m) a Change in Control shall occur.

(n) in the event the Management Services Agreement is terminated and the Administrative Agent shall not have consented to a new management services plan as required pursuant to Section 9.19 and such new management plan is not effective prior to the expiration of the existing Management Services Agreement.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the Letter of Credit Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Loan Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the Letter of Credit Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments owing to the Administrative Agent, in its capacity as the Administrative

Agent; second, to accrued interest on the Notes; third, to fees; fourth, pro rata to principal outstanding on the Notes and Obligations referred to in Clause (b) of the definition of Obligations owing to a Lender or an Affiliate of a Lender; fifth, to any other Obligations; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the Letter of Credit Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 10.03 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuer, the Lenders and any Swap Counterparty of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or its Subsidiaries.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders and each Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any

Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Co-Syndication Agent shall have no obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuer hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.06 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, each Issuer and the Borrower, and any Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuer, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective

Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Agents and Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent and no Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Pillsbury Winthrop Shaw Pittman LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and each Issuer hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11 The Arrangers and the Co-Syndication Agent. The Arrangers and the Syndication Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder to the extent it is a party to this Agreement as a Lender.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at

Constellation Energy Partners LLC

111 Market Place

Baltimore, Maryland 21202

Telephone 410-468-3500

Attn: Legal Department

with a copy to:

Constellation Energy Group, Inc.

111 Market Place

Baltimore, Maryland 21202

Telephone 410-468-3500

Attn: Treasurer

(ii)	if to the Administrative Agent, to it at

The Royal Bank of Scotland plc

101 Park Avenue

New York, NY 10178

Attention: Matt Wilson

Telephone: (212) 401-1412

Facsimile: (212) 401-1478

With a copy to:

600 Travis Street, Suite 6500

Houston, Texas 77002

Attention: David Elmer

Telephone: (713) 221-2432

Facsimile: (713) 221-2428

and

The Royal Bank of Scotland plc

101 Park Avenue

New York, NY 10178

Attention: Adrian Cioinige

Telephone: (212) 250-1312

Facsimile: (212) 797-0406

(iii) if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuer, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, any Issuer or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, each Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuer may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument securing the payment or performance of the Obligations hereunder, nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify in any manner Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 6.01, Section 10.02(c) or Section 8.13 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guarantee Agreement), release all or substantially all of the collateral (other than as provided in Section 11.09), or reduce the percentage set forth in Section 8.13(a) to less than 65%, without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or any Issuer hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or such Issuer, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuer in connection with the amendment of any Letter of Credit issued by such Issuer or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by any Agent, any Issuer or any Lender, including the fees, charges and disbursements of one (1) special New York legal counsel and one (1) local legal counsel for the Administrative Agent, Issuer and Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, Borrower shall be obligated to pay such expenses for only one counsel.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, EACH ISSUER AND EACH LENDER, AND THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE

FEES, AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, ANY REFUSAL BY ANY ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUER IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, (v) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vi) ANY ASSERTION BY A THIRD PARTY THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (vii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (viii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES IN VIOLATION OF ENVIRONMENTAL LAWS OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES IN VIOLATION OF ENVIRONMENTAL LAWS, (ix) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) ANY OTHER VIOLATION OF ENVIRONMENTAL LAWS OR LAWS RELATING TO ANY HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xi) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR

MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to such Agent or any Issuer under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or such Issuer, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuer in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement to an Eligible Assignee (including all or a portion of its Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, to any other Eligible Assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment, the amount of the Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuer and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower the Administrative Agent or any Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Loan Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Loan Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any of and all the obligations of the Borrower or any of its Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(b) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(c) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED

HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Agents, each Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuer or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent, any Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the Obligations of the Borrower to each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender, then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section 12.12 shall govern and control; (b) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any other Loan Document or otherwise in connection with this Agreement by such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by such Lender (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (c) all sums paid, or agreed to be paid, to such Lender for the use, forbearance and detention of the indebtedness of the Borrower to such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.02, together with any other fees and expenses payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount that would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees to accrue to such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount that would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest that would have accrued to such Lender if a varying rate per annum equal to the interest provided pursuant to Section 3.02 had at all times been in effect, plus the amount of fees that would have been received but for the effect of this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the

Obligations shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender, including any Swap Agreements between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuer to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuer or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	CONSTELLATION ENERGY PARTNERS LLC

	By:	/s/ Angela A. Minas
	Name:	Angela A. Minas
	Title:	Chief Financial Officer

SIGNATURE PAGE 1

CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND plc, as Administrative Agent, an Issuer and a Lender

By:	/s/ Phillip R. Ballard
Name:	Phillip R. Ballard
Title:	Managing Director

SIGNATURE PAGE 2

CREDIT AGREEMENT

BNP PARIBAS, as a Co-Syndication Agent and a Lender

By:	/s/ Betsy Jocher
Name:	Betsy Jocher
Title:	Director

By:	/s/ Polly Schott
Name:	Polly Schott
Title:	Vice President

SIGNATURE PAGE 3

CREDIT AGREEMENT

WACHOVIA BANK N.A., as a Co-Syndication Agent and a Lender

By:	/s/ Philip Trinder
Name:	Philip Trinder
Title:	Director

SIGNATURE PAGE 4

CREDIT AGREEMENT

BANK OF NOVA SCOTIA, as a Lender

By:	/s/ V. Gibson
Name:	V. Gibson
Title:	Assistant Agent

SIGNATURE PAGE 5

CREDIT AGREEMENT

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

SIGNATURE PAGE 6

CREDIT AGREEMENT

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

AGGREGATE MAXIMUM CREDIT AMOUNTS

NAME OF LENDER	APPLICABLE PERCENTAGE	MAXIMUM CREDIT AMOUNT
The Royal Bank of Scotland	30%	$60,000,000
BNP Paribas	21.5%	$43,000,000
Wachovia Bank, N.A.	21.5%	$43,000,000
Bank of Nova Scotia	17%	$34,000,000
UBS Loan Finance LLC	10%	$20,000,000
TOTAL	100%	$200,000,000.00

Annex I

EXHIBIT A

[FORM OF] NOTE

$[ ]	[ ], 200[ ]

FOR VALUE RECEIVED, Constellation Energy Partners LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of [ ] (the “Lender”), at the principal office of The Royal Bank of Scotland plc, as administrative agent (the “Administrative Agent”), the principal sum of [ ] Dollars ($[ ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of October 31, 2006 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONSTELLATION ENERGY PARTNERS LLC

By:
Name:
Title:

Exhibit A

EXHIBIT B

[FORM OF]

COMPLIANCE CERTIFICATE

Each of the undersigned hereby certifies that he/she is the [ ] of Constellation Energy Partners LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of October 31, 2006 (together with all amendments, supplements or restatements thereto being the “Agreement”) among the Borrower, The Royal Bank of Scotland plc, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, each of the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower or any other Guarantor pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b) Since June 30, 2006, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect [or specify event].

(c) There exists no Default or Event of Default [or specify Default and describe].

(d) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.13 as of the end of the fiscal quarter ending [    ].

EXECUTED AND DELIVERED this [    ] day of [    ].

CONSTELLATION ENERGY PARTNERS LLC

By:
Name:
Title:

Exhibit B

EXHIBIT C-1

SECURITY INSTRUMENTS

Security to consist of (1) Pledges by Borrower of all interests in all Material Domestic Subsidiaries and covenant to pledge all future Material Domestic Subsidiaries, (2) Guarantees by all existing Material Domestic Subsidiaries and covenant to cause all future Material Domestic Subsidiaries to provide guarantees, (3) Security Agreements by all existing Material Domestic Subsidiaries and covenant to cause all future Material Domestic Subsidiaries to provide Security Agreements and (4) Mortgages over Mortgaged Property.

Exhibit C-1

EXHIBIT C-2

FORM OF GUARANTEE AND PLEDGE AGREEMENT

GUARANTEE AGREEMENT

made by

ROBINSON’S BEND OPERATING II, LLC,

ROBINSON’S BEND MARKETING II, LLC

and

ROBINSON’S BEND PRODUCTION II, LLC

in favor of

THE ROYAL BANK OF SCOTLAND plc,

as Administrative Agent

Dated as of October [    ], 2006

Exhibit C-2, Page 1

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of October [    ], 2006, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of THE ROYAL BANK OF SCOTLAND plc, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 31, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Constellation Energy Partners LLC (the “Borrower”), the Administrative Agent and the Lenders.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement” means this Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantor Obligations” means, with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and

Exhibit C-2, Page 2

disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document), as limited by Section 2.1(b).

1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted by the Credit Agreement, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be paid by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2) without having such payment set aside as a fraudulent transfer, fraudulent conveyance or similar action.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, any Lender or any Swap Counterparty hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Loan Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, any Lender or any Swap Counterparty from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall,

Exhibit C-2, Page 3

notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Loan Commitments are terminated.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Lenders and the Swap Counterparties, and each Guarantor shall remain liable to the Administrative Agent, the Lenders and the Swap Counterparties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, any Lender or any Swap Counterparty, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, any Lender or any Swap Counterparty against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, any Lender or any Swap Counterparty for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Lenders and the Swap Counterparties by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Loan Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Lenders and the Swap Counterparties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, any Lender or any Swap Counterparty may be rescinded by the Administrative Agent or such Lender or such Swap Counterparty and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, any Lender or any Swap Counterparty, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required

Exhibit C-2, Page 4

Lenders or all the Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, any Lender or any Swap Counterparty for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent, any Lender, nor any Swap Counterparty shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent, any Lender or any Swap Counterparty upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent, the Lenders and the Swap Counterparties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, any Lender or any Swap Counterparty, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, any Lender or any Swap Counterparty, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, any Lender or any Swap Counterparty may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, any Lender or any Swap Counterparty to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, any Lender or any Swap Counterparty against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Exhibit C-2, Page 5

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, any Lender or any Swap Counterparty upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.

2.8 Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) It is, and after giving effect to the Guarantor Obligations, as limited by Section 2.1(b), will be and will continue to be, Solvent. For purposes hereof, “Solvent” shall mean that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Guarantor will, as of such date, exceed the amount of all “liabilities of such Guarantor, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Guarantor will, as of such date, be greater than the amount that will be required to pay the liability of such Guarantor on its debts as such debts become absolute and matured, (c) such Guarantor will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Guarantor will be able to pay its debts as they mature. For purposes hereof, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(b) Each Guarantor, as to itself only, represents and warrants that the representations and warranties set forth in Article VII of the Credit Agreement, to the extent applicable to such Guarantor, are true and correct.

2.9 Subordination. Each Guarantor hereby subordinates and makes inferior to the Obligations any and all indebtedness now or at any time hereafter owed by the Borrower to any Guarantor. Each Guarantor agrees that after the occurrence of any Default or Event of Default it will neither permit the Borrower to repay such indebtedness or any part thereof nor accept payment from the Borrower of such indebtedness or any part thereof without the prior written consent of the Administrative Agent, the Lenders and the Swap Counterparties, the amount so paid shall be held in trust for the benefit of the Lenders and the Swap Counterparties, shall be segregated from the other funds of such Guarantor, and shall forthwith be paid over to the Administrative Agent to be held by the Administrative Agent as collateral for, or then or at any

Exhibit C-2, Page 6

time thereafter applied in whole or in part by the Administrative Agent against, all or any portions of the Obligations, whether matured or unmatured, in such order as the Administrative Agent shall elect.

SECTION 3. MISCELLANEOUS

3.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.

3.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

3.3 No Waiver by Course of Conduct; Cumulative Remedies. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under this Agreement or any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

3.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent and the Lenders, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of one (1) legal counsel for the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 3.4.

(b) The agreements in this Section 3.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

3.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Guarantor may not assign, transfer or delegate any of its rights or

Exhibit C-2, Page 7

obligations hereunder without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by a Guarantor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

3.6 Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind) at any time owing by the Administrative Agent or a Lender to or for the credit or the account of the Guarantor against any of and all the Guarantor Obligations that are due and owing, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 3.6 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

3.7 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

3.8 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

3.9 Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

3.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent, the Lenders and the Swap Counterparties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Lender or any Swap Counterparty relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

3.11 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE

Exhibit C-2 Page 8

COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SCHEDULE 1 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 OF THE CREDIT AGREEMENT (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 3.11.

3.12 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

Exhibit C-2 Page 9

(b) neither the Administrative Agent, any Lender nor any Swap Counterparty has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent, Lenders and Swap Counterparties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or the Swap Counterparties or among the Guarantors and the Lenders and Swap Counterparties.

3.13 Additional Guarantors. Each Material Domestic Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.13 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Joinder Agreement in the form of Annex 1 hereto.

3.14 Releases. At such time as the Loans and the Obligations shall have been paid in full, the Loan Commitments have been terminated and no Letters of Credit or Swap Agreement shall be outstanding, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

3.15 Authority of the Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent, the Lenders and the Swap Counterparties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders and the Swap Counterparties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

[Remainder of page intentionally left blank. Signature pages follow.]

Exhibit C-2 Page 10

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

ROBINSON’S BEND OPERATING II, LLC

By:

Name:	[ ]
Title:	[ ]

ROBINSON’S BEND MARKETING II, LLC

By:
Name:	[ ]
Title:	[ ]

ROBINSON’S BEND PRODUCTION II, LLC

By:
Name:	[ ]
Title:	[ ]

Exhibit C-2 Page 11

Schedule 1 to

Guarantee Agreement

NOTICE ADDRESSES OF GUARANTORS

Exhibit C-2 Page 12

Annex 1 to

Guarantee Agreement

JOINDER AGREEMENT, dated as of                     , 200    , made by                                      (the “Additional Guarantor”), in favor of                                  and                                  as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Constellation Energy Partners LLC, a Delaware limited liability Company, the “Borrower”), The Royal Bank of Scotland plc, as Administrative Agent (in such capacity, the “Administrative Agent”), and the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) have entered into that certain Credit Agreement, dated as of October 31, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain of the Borrower’s Affiliates (other than the Additional Guarantor) entered into that certain Guarantee Agreement, dated as of October 31, 2006 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”);

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 3.13 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee Agreement.

2. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

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Annex 1-A to

Joinder Agreement

Supplement to Schedule 1

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EXHIBIT C-3

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of October [__], 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by CONSTELLATION ENERGY PARTNERS, LLC a Delaware limited liability company (“CEP”), Robinson’s Bend Marketing II, LLC, a Delaware limited liability company (“RBM”), Robinson’s Bend Operating II, LLC, a Delaware limited liability company (“RBO”) and Robinson’s Bend Production II, LLC, a Delaware limited liability company (“RBP” and, together with CEP, RBM and RBO, each a “Grantor” and collectively the “Grantors”), in favor of THE ROYAL BANK OF SCOTLAND plc (“RBS”) as administrative agent (together with any successor(s) and assign(s) thereto, in such capacity, the “Administrative Agent”) for each of the Secured Parties.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, dated as of October 31, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the CEP, as borrower (together with any successor(s) and assign(s) thereto, the “Borrower”), the various financial institutions and other Persons from time to time parties thereto as lenders (the “Lenders”), The Royal Bank of Scotland plc, as administrative agent (together with any successor(s) and assign(s) thereto, in such capacity, the “Administrative Agent”) for the Lenders, as a Lender, and as an Issuer of Letters of Credit, and RBS Securities Corporation as Lead Arranger and Sole Bookrunner, the Lenders and the Issuer of Letters of Credit have extended Loan Commitments and Letter of Credit Commitments to the Borrower; and

WHEREAS, as a condition precedent to the execution of the Credit Agreement and the making of the initial Loans and the issuance of any Letters of Credit under the Credit Agreement, the Grantors are required to execute and deliver this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Account” is defined in Section 4.3(b).

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“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent to have “control” (as defined in the Uniform Commercial Code as adopted by and in effect in the State of Delaware) over certain Collateral.

“Copyright Collateral” means all copyrights of the Grantors, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of the Grantors’ rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by the Grantors.

“Credit Agreement” is defined in the recitals.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Share or Pledged Interest or other rights or interests constituting Collateral.

“Equipment” is defined in Section 2.1(a).

“Equity Interests” shall have the meaning provided in the Credit Agreement.

“Excepted Liens” shall have the meaning provided in the Credit Agreement.

“General Intangibles” means all “general intangibles”, including “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” is defined in Section 2.1(f).

“Grantor” is defined in the preamble.

“Indemnified Parties” is defined in Section 6.5(a).

“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral and the Trademark Collateral.

“Inventory” is defined in Section 2.1(b).

“Lenders” is defined in the recitals.

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“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including without limitation those patents referred to in Item A of Schedule III hereto, and any patent applications in preparation for filing, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing the Grantors with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all Proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Pledged Interests” means all Equity Interests or other ownership interests of any Material Domestic Subsidiary of CEP; all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Interests, all assignments of any amounts due or to become due with respect to the Pledged Interests, all other instruments which are now being delivered by the Grantors to the Administrative Agent or may from time to time hereafter be delivered by the Grantors to the Administrative Agent for the purpose of pledge under this Security Agreement or any other Loan Document, and all proceeds of any of the foregoing.

“Receivables” is defined in Section 2.1(c).

“Related Contracts” is defined in Section 2.1(c).

“Secured Obligations” is defined in Section 2.2.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuer and any Swap Counterparty, and each of their respective successors, transferees and assigns, in the case of the Lenders and the Issuer as permitted by the Credit Agreement (with respect to the Lenders and the Issuer).

“Securities Act” is defined in Section 6.2(a).

“Security Agreement” is defined in the preamble.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or

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agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to the Grantors of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by the Grantors against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world. Administrative Agent expressly acknowledges and agrees that the Trademark Collateral does not include any right, title or interest in or to the name “Constellation Energy Group, Inc.” or any derivation of any thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

SECTION 1.2 Credit Agreement Definitions. Subject to Section 1.3, unless otherwise defined herein, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3 UCC Definitions. Unless otherwise defined herein, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

ARTICLE II

SECURITY INTEREST

SECTION 2.1 Grant of Security Interest. The Grantors hereby grant to the Administrative Agent, for its benefit and the ratable benefit of each of the other Secured Parties, a continuing security interest in all of the Grantors’ following property, whether now or hereafter existing, owned or acquired by the Grantors, and wherever located, to the extent a security interest can be granted therein and without causing a default under or permitting the termination of any contractual obligation of Grantors (collectively, the “Collateral”):

(a) all equipment in all of its forms of the Grantors, wherever located, and all machinery, apparatus, installation facilities and other tangible personal property, and all parts thereof and all accessions, additions, attachments, improvements, substitutions, replacements and proceeds thereto and therefore (any and all of the foregoing being the “Equipment”);

(b) all inventory in all of its forms of the Grantors, wherever located, including (i) all oil, gas, or other hydrocarbons and all products and substances derived

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therefrom, all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) all goods in which the Grantors have an interest in mass or a joint or other interest or right of any kind (including goods in which any of the Grantors have an interest or right as consignee) to the extent of such interest, and (iii) all goods which are returned to or repossessed by the Grantors, and all accessions thereto, products thereof and documents therefor (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(c) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, settlement agreements (including but not limited to that certain Stipulation and Agreement of Compromise and Settlement, dated as of November 22, 2000, by and between H. Gregory Pearson, et. al. and Torchmark Corporation, et. al., as well as all proceeds deriving therefrom), all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter-of-credit rights and General Intangibles of the Grantors, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of the Grantors now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter-of-credit rights and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter-of-credit rights and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(d) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, databases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

(e) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees (each a “Governmental Approval”), to the extent a security interest may be granted therein; provided that any Governmental Approval that by its terms or by operation of law would be void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder is expressly excepted and excluded from the terms of this Security Agreement, including the grant of security interest in this Section 2.1;

(f) to the extent not included in the foregoing, all bank accounts, investment property, fixtures and supporting obligations;

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(g) all Pledged Interests, and any other Pledged Property whether now or hereafter delivered to the Administrative Agent in connection with this Security Agreement and all Distributions, interest, and other payments and rights with respect to such Pledged Interests;

(h) all accessions, substitutions, replacements, products, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a), (b), (c), (d), (e), (f), (g), (h), and (i) and proceeds deposited from time to time in any lock boxes of the Grantors, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral); and

(i) all of the Grantors’ other property and rights of every kind and description and interests therein, including without limitation, all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Letters of Credit”, “Money”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as such terms are defined in the UCC.

SECTION 2.2 Security for Obligations. This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Grantors, secures the prompt and indefeasible payment in full and performance of all Obligations of the Grantors and each other obligor now or hereafter existing under the Credit Agreement and each other Loan Document, whether for principal, interest, costs, fees, expenses or otherwise, and any and all other obligations of the Grantors and each other Obligor to the Secured Parties now or hereafter existing under the Loan Documents, whether direct or indirect, primary or secondary, fixed or absolute or contingent, joint or several (all such Obligations and other obligations of the Borrower and the other Grantors being the “Secured Obligations”).

SECTION 2.3 Continuing Security Interest; Transfer of Loans. This Security Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until all Obligations have been paid and the Loan Commitments have terminated (such date the “Security Agreement Termination Date”), (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective successors, transferees and assigns permitted by the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Loan held by it as provided in Section 12.04 of the Credit Agreement and any successor or assignee pursuant thereto shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 12.04

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and Article XI of the Credit Agreement. Upon the Security Agreement Termination Date, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Grantors. Upon any such payment and termination or expiration, the Administrative Agent will, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all Pledged Interests, together with all other Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of a Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to the Grantors, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

SECTION 2.4 Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release the Grantors from any of their duties or obligations under any such contracts or agreements included in the Collateral except to the extent and after such time as the Administrative Agent forecloses on such contracts and agreements, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of the Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder except to the extent and after such time as the Administrative Agent forecloses on such contracts and agreements.

SECTION 2.5 Distributions on Pledged Interests. In the event that any Distribution with respect to any Pledged Interests pledged hereunder is permitted to be paid (in accordance with Section 9.04 of the Credit Agreement), such Distribution or payment may be paid directly to the Grantors. If any Distribution is made in contravention of Section 9.04 of the Credit Agreement, the Grantors shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

SECTION 2.6 Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to realize its benefits under any of this Security Agreement or the other Loan Documents giving any Secured Party a lien upon any Collateral, either by judicial foreclosure or by non judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the

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exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against a Grantor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that a Grantor might otherwise have had but for such action by such Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Loans and issue Letters of Credit thereunder, each Grantor represents and warrants unto each Secured Party, as at date hereof and at the date of each pledge and delivery hereunder by the Grantors to the Administrative Agent of any Collateral (including each pledge of any Pledged Interests), as set forth in this Article.

SECTION 3.1 Ownership, No Liens, etc. The Grantors are the legal and beneficial owner of, and have good and defensible title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens or options, except for any Lien (a) granted pursuant to this Security Agreement in favor of the Administrative Agent, or (b) that is an Excepted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Excepted Liens or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, except for the proper filing of the applicable Filing Statements with the Secretary of State of the State of Delaware, all filings and other actions necessary to perfect and protect such security interest have been duly taken and such security interest shall be a first priority security interest.

SECTION 3.2 As to Equity Interests of the Subsidiaries, Investment Property. (a) With respect to the Pledged Interests, all such Pledged Interests are duly authorized and validly issued, fully paid and non-assessable.

(b) With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Pledged Interests are securities governed by Article 8 of the UCC, or (iii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with a Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Each Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Closing Date to the Administrative Agent,

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together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) With respect to Uncertificated Securities constituting Collateral owned by a Grantor, such Grantor has caused the applicable Material Domestic Subsidiary either (i) to register the Administrative Agent as the registered owner of such security, or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e) The percentage of the issued and outstanding Pledged Interests of each Material Domestic Subsidiary of CEP pledged by a Grantor hereunder is as set forth on Schedule I. All of the Pledged Interests constitute one hundred percent (100%) of the Grantor’s interest in the applicable Pledged Interests Issuer and the percentage of the total membership, partnership and/or other equity interests in the Pledged Interests Issuer indicated on Schedule I.

(f) Each Grantor has no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interest Issuer.

SECTION 3.3 Grantor’s Name, Location, etc. (a) (i) the jurisdiction in which each Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) the place of business of each Grantor or, if a Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, and all originals of all chattel paper which evidence Receivables, is set forth in Item A-2 of Schedule II hereto, and (iii) each Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

(b) All of the Equipment, Inventory and Goods of each Grantor are located at the places specified in Item B, Item C and Item D, respectively, of Schedule II hereto.

(c) Each Grantor does not have any trade names.

(d) Each Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has the Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item E, of Schedule II hereto.

(e) Each Grantor does not maintain any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item G of Schedule II.

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(f) None of the Receivables is evidenced by a promissory note or other instrument other than a promissory note or instrument that has been delivered to the Administrative Agent (with appropriate endorsements).

(g) Each Grantor does not have Commercial Tort Claims (i) in which a suit has been filed by a Grantor, and (ii) where the amount of damages reasonably expected to be claimed exceeds $1,000,000, except as set forth on Item I of Schedule II.

(h) The names set forth on the signature page attached hereto are the true and correct legal names (as defined in the UCC) of each Grantor.

SECTION 3.4 Possession of Inventory, Control, etc. Each Grantor (a) has exclusive possession and control of the Equipment and Inventory, and (b) is the sole entitlement holder of its Accounts and no other Person (other than the Administrative Agent pursuant to this Security Agreement or any other Person with respect to Excepted Liens) has “control” or “possession” of, or any other interest in, any of its Accounts or any other securities or property credited thereto except as permitted pursuant to this Security Agreement.

SECTION 3.5 Negotiable Documents, Instruments and Chattel Paper. Each Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all Documents, Instruments, Promissory Notes and tangible Chattel Paper owned or held by such Grantor (duly endorsed, in blank, if requested by the Administrative Agent).

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Security Agreement Termination Date, it will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1 As to Investment Property, etc. (a) Equity Interests of Subsidiaries. Each Grantor shall not allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its charter, bylaws or other organizational documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are immediately pledged and delivered to the Administrative Agent, and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Interests, in each case pursuant to the terms of this Security Agreement. Each Grantor shall not permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement,

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any other Loan Document shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

(b) Investment Property (other than Certificated Securities). With respect to (i) any Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by a Grantor, such Grantor will, upon the Administrative Agent’s request, cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (ii) any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Investment Property owned or held by such Grantor, such Grantor will cause the Pledged Interests Issuer or other issuer of such securities to either (A) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (B) execute a Control Agreement relating to such Investment Property pursuant to which the Material Domestic Subsidiary of CEP agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Interests that are Certificated Securities represented by certificates delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. With respect to Collateral that is Certificated Securities, each Grantor will, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent the original certificates evidencing such Certificated Securities, and such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Certificated Securities as the Administrative Agent may reasonably request.

(d) Delivery of Notes and Certificates. Each Grantor agrees that it will, promptly (but in any event no later than seven Business Days) following receipt thereof, deliver to the Administrative Agent possession of all originals of certificates evidencing Certificated Securities that are Collateral and Promissory Notes evidencing Payment Intangibles that are Collateral that it acquires following the Closing Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Collateral.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property, all interest, principal and other cash payments on Payment Intangibles, the Pledged Property and all Proceeds of the Pledged Property or any other Collateral, in case thereafter

Exhibit C-3, Page 11

received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral;

(ii) that, with respect to Pledged Property or any other Collateral consisting of general partner interests or limited liability company interests in Material Domestic Subsidiaries of CEP, promptly upon receipt of written notice of the occurrence and continuance of an Event of Default from the Administrative Agent and the foreclosure of Administrative Agent’s security interest in such general partner interests or limited liability company interests. CEP agrees that the Administrative Agent shall be admitted as a general partner or member, as applicable; and

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by a Grantor but which such Grantor is then obligated to deliver to the Administrative Agent in accordance with Section 4.1(e)(i), shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent.

SECTION 4.2 Organic Documents; Change of Name, etc. Each Grantor will not change its state of incorporation, formation or organization or its name, identity, organizational identification number or corporate structure unless such Grantor shall have (a) given the Administrative Agent at least thirty (30) days’ prior notice of such change, (b) obtained the consent of the requisite Secured Parties, if such consent is so required by the Loan Documents, and (c) taken all actions necessary or as requested by the Administrative Agent to ensure that the Liens on the Collateral granted in favor of the Administrative Agent for the benefit of the Secured Parties remain perfected, first-priority Liens. The foregoing sentence notwithstanding, prior to any amendment or supplement to, or modification or waiver of, any term or provision of any of the by-laws and other organizational documents of a Grantor (other than the Second Amended and Restated Operating Agreement of the Borrower in substantially the form filed with the SEC on September 29, 2006), such Grantor shall provide the Administrative Agent with a copy of any such amendment or supplement, modification or waiver, provided that such Grantor shall not amend or modify any provision of its articles, bylaws, or partnership or limited liability company organization or operating documents or agreements if such amendment or modification could reasonably be expected to have a Material Adverse Effect.

SECTION 4.3 As to Accounts. (a) Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b) Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Administrative Agent to such Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor (A) maintained with the Administrative Agent or (B) maintained at a depositary bank other than the Administrative Agent to which such Grantor, the Administrative Agent and the depositary bank have entered into a Control Agreement in form and substance acceptable to the Administrative Agent in its sole discretion providing that the depositary bank will comply with the instructions originated by the Administrative Agent directing disposition of the funds in the account without further consent by such Grantor (any such Deposit

Exhibit C-3, Page 12

Accounts, together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c) Following the delivery of notice pursuant to clause (b)(ii), the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or in accordance with the Loan Documents.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

(e) Following the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders, such Grantor will maintain all of its Deposit Accounts only with the Administrative Agent or with any depositary institution that has entered into a Control Agreement in favor of the Administrative Agent.

SECTION 4.4 As to a Grantor’s Use of Collateral. (a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) shall, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence and during the continuance of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of such Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

Exhibit C-3, Page 13

(c) Upon written request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, such Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of such Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5 As to Equipment and Inventory and Goods. Each Grantor hereby agrees that it shall keep all of the Equipment and Inventory (other than Inventory sold in the ordinary course of business) and Goods located at the places therefore specified in Section 3.2(b) or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other places in a jurisdiction within the United States of America where all representations and warranties set forth in Article III shall be true and correct, and all action required pursuant to the second sentence of Section 4.10 shall have been taken with respect to the Equipment and Inventory and Goods.

SECTION 4.6 As to Intellectual Property Collateral. Each Grantor covenants and agrees that following the obtaining of an interest in any material registered Intellectual Property by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral.

SECTION 4.7 As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Letter-of-Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights) to the Proceeds of all Letter-of-Credit Rights of which it is or hereafter becomes a beneficiary or assignee. Promptly following the date on which a Grantor obtains any Letter of Credit Rights after the date hereof, such Grantor shall (i) deliver a supplement to Schedule II identifying such new Letter-of-Credit Right and (ii) cause the issuer of each Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance reasonably satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.

(b) Upon the occurrence of an Event of Default, a Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of each Letter of Credit.

Exhibit C-3, Page 14

SECTION 4.8 Electronic Chattel Paper and Transferable Records. If a Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $1,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control under Section 9-105 of the U.C.C. of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the U.C.C. or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

SECTION 4.9 Transfers and Other Liens. Each Grantor shall not: (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except Inventory in the ordinary course of business or as specifically permitted by the Credit Agreement, or (b) create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Collateral to secure Obligations of any Person or entity, except for the security interest created by this Security Agreement and except for Liens and other charges or encumbrances specifically permitted by the Credit Agreement.

SECTION 4.10 Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Each Grantor agrees that, upon the acquisition after the date hereof by a Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral or any part thereof as required by the Loan Documents. Without limiting the generality of the foregoing, each Grantor will:

(a) file (and hereby authorize the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended

Exhibit C-3, Page 15

version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby. The authorization contained in this Section 4.10 shall be irrevocable and continuing until the Security Agreement Termination Date;

(b) not create any tangible Chattel Paper without placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper;

(c) furnish to the Administrative Agent, from time to time at the Administrative Agent’s written request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; and

(d) do all things reasonably requested by the Administrative Agent in accordance with this Security Agreement in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit-Rights and Electronic Chattel Paper.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, any amendments thereto, and other similar documents necessary or desirable in the opinion of the Administrative Agent to perfect or maintain the perfection of the Administrative Agent’s or any Secured Party’s security interest in the Collateral or any portion thereof, in each of the foregoing cases, without the signature and without further authorization of such Grantor. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1 Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any

Exhibit C-3, Page 16

proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE SECURITY AGREEMENT TERMINATION DATE.

SECTION 5.2 Administrative Agent May Perform. If a Grantor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable, out of pocket expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.5 hereof and Section 12.03 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3 Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Interests, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4 Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as a Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1 Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC and also may (i) take possession of any Collateral not already in its possession without demand and without

Exhibit C-3, Page 17

legal process, (ii) require a Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to a Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market (including but not limited to, Investment Property), no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

(c) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 4.7 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(d) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct

Exhibit C-3, Page 18

the withdrawal, of all funds with respect to the Collateral Account to be applied to the Secured Obligations, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in a Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of a Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2 Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to a Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3 Protection of Collateral. The Administrative Agent may from time to time, at its option, perform any act which a Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Administrative Agent may from time to time take any other action which the Administrative Agent deems reasonably necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 6.4 Expenses. Each Grantor will upon demand pay to the Administrative Agent and any local counsel the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent and any local counsel may incur in connection herewith, including without limitation in connection with (i) the administration of this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Administrative Agent and any local counsel or any of the Secured Parties hereunder, or (iv) the failure by a Grantor to perform or observe any of the provisions hereof.

SECTION 6.5 Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may

Exhibit C-3, Page 19

disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1 Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 7.2 Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Security Agreement Termination Date has occurred, shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that a Grantor shall not (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement) assign any of its obligations hereunder without, subject to the Credit Agreement, the prior written consent of the Required Lenders.

SECTION 7.3 Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by a Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4 Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Except as otherwise provided in this Security Agreement, any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

SECTION 7.5 Release of Liens. Upon (a) the disposition of Collateral in accordance with the Credit Agreement or (b) the occurrence of the Security Agreement Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)). Upon any such Disposition or termination, the Administrative Agent will, at a Grantor’s sole expense, deliver to such Grantor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Exhibit C-3, Page 20

SECTION 7.6 No Waiver, Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.7 Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.8 Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.9 Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 7.10 Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Exhibit C-3, Page 21

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its authorized officer as of the date first above written.

GRANTOR

CONSTELLATION ENERGY PARTNERS, LLC

By:
Name:	[ ]
Title:	[ ]

GRANTOR

ROBINSON’S BEND MARKETING II, LLC

By:
Name:	[ ]
Title:	[ ]

GRANTOR

ROBINSON’S BEND OPERATING II, LLC

By:
Name:	[ ]
Title:	[ ]

GRANTOR

ROBINSON’S BEND PRODUCTION II, LLC

By:
Name:	[ ]
Title:	[ ]

ADMINISTRATIVE AGENT:

THE ROYAL BANK OF SCOTLAND plc

By:
Name:	Phillip R. Ballard
Title:	Managing Director

Schedule II-23

SCHEDULE I

to Security Agreement

ITEM A - PLEDGED INTERESTS

Pledged Interests Issuer (corporate)	Cert. #	# of Shares	Common Stock
			Authorized Shares	Outstanding Shares	% of Shares Pledged
NONE

Limited Liability Company Interests
Material Domestic Subsidiaries of CEP	% of Limited Liability Company Interests Pledged
Robinson’s Bend Operating II, LLC	100%
Robinson’s Bend Marketing II, LLC	100%
Robinson’s Bend Production II, LLC	100%

Partnership Interests
Pledged Interests Issuer (partnership)	% of Partnership Interests Owned	% of Partnership Interests Pledged
NONE

Schedule I-1

SCHEDULE II

to Security Agreement

Item A-1. Location of Grantor for purposes of UCC.

Delaware

Item A-2. Grantor’s place of business or principal office.

111 Market Place

Baltimore, Maryland 21202

Telephone: (410) 468-3500

Item A-3. Taxpayer ID number.

Taxpayer ID number:

Constellation Energy Partners LLC: 11-3742489

Robinson’s Bend Operating II, LLC: 16-1725189

Robinson’s Bend Marketing II, LLC: 16-1725186

Robinson’s Bend Production II, LLC: 16-1725193

Item B. Location of Equipment.

1.	111 Market Place
Baltimore, Maryland 21202

2.	One Allen Center
500 Dallas, Suite 3300
Houston, Texas 77002

3.	The Mortgaged Property as defined in the Credit Agreement

Item C. Location of Inventory.

1.	111 Market Place
Baltimore, Maryland 21202

2.	One Allen Center
500 Dallas, Suite 3300
Houston, Texas 77002

Schedule II-1

SCHEDULE II

to Security Agreement

3.	The Mortgaged Property as defined in the Credit Agreement

Item D. Location of Goods.

1.	111 Market Place
Baltimore, Maryland 21202

2.	One Allen Center
500 Dallas, Suite 3300
Houston, Texas 77002

3.	The Mortgaged Property as defined in the Credit Agreement

Item E. Corporate Structure

Merger or other corporate reorganization: NONE

Legal names:

1.	Constellation Energy Partners LLC:

a.	CBM Equity IV, LLC

b.	CBM Equity IV Holdings, LLC

c.	Constellation Energy Resources LLC

2.	Robinson’s Bend Operating II, LLC:

a.	CBM Equity IV Services, LLC

b.	Robinson’s Bend Services II, LLC

3.	Robinson’s Bend Marketing II, LLC:

a.	CBM Equity IV Marketing, LLC

4.	Robinson’s Bend Production II, LLC:

a.	CBM Equity IV Production, LLC

Schedule II-2

SCHEDULE II

to Security Agreement

Item F. Government Contracts. Description of Contract: NONE.

Item G. Letter of Credit Rights.

Description of Letter of Credit Rights: NONE.

Item H. Commercial Tort Claims.

Description of Commercial Tort Claims: NONE.

Schedule II-3

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility that is the subject of the Credit Agreement (including without limitation any letters of credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	__________________________________

2. Assignee:	, [a Lender/an Affiliate of {identify Lender}/an Approved Fund of {identify Lender}/a Person approved by the Administrative Agent and the Issuer][1]

3. Borrower:	Constellation Energy Partners LLC

4. Administrative Agent:	The Royal Bank of Scotland plc, as the administrative agent under the Credit Agreement

[1]	Assignee must be an “Eligible Assignee” as defined in the Credit Agreement.

Exhibit D, Page 1

5. Credit Agreement:	The $200,000,000 Credit Agreement dated as of October 31, 2006 among Constellation Energy Partners LLC as Borrower, The Royal Bank of Scotland plc as Administrative Agent and the Lenders party hereto.

6.	Assigned Interest:

Assignor	Assignee	Amount of Loan Commitments Assigned	Aggregate Amount of Loan Commitments for all Lenders	Percentage Assigned of Commitments for all Lenders	CUSIP Number
		$	$	%

Effective Date:                     , 20    .2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

Exhibit D, Page 2

Consented to:

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent[3]

By:
Name:
Title:

Consented to:

CONSTELLATION ENERGY PARTNERS LLC,
as Borrower[4]

By:
Name:
Title:

3	The consent of the Administrative Agent is not required for an assignment to an assignee that is a Lender or an Affiliate of a Lender, immediately prior to giving effect to such assignment.
4	The consent of the Borrower is not required for an assignment to an assignee that is a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, to any other Eligible Assignee.

Exhibit D, Page 3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit D, Page 4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D, Page 5

EXHIBIT 2.03

FORM OF BORROWING REQUEST

                    , 200

The Royal Bank of Scotland plc

101 Park Avenue

New York, New York 10178

Attention: Matt Wilson

The Royal Bank of Scotland plc

600 Travis Street, Suite 6500

Houston, Texas 77002

Attention: David Elmer

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 31, 2006, among Constellation Energy Partners LLC, as Borrower, The Royal Bank of Scotland plc, as Administrative Agent, and the Lenders party thereto (as in effect on the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement). The undersigned hereby gives notice pursuant to Section 2.03 of the Credit Agreement of its request to have the following Loans in the aggregate amount of $[            ] (the “Requested Borrowing”) made to it on [insert date of Requested Borrowing]:

Type of Loan[5]	Amount

The amount of the currently effective Borrowing Base is $[            ]. The current total Revolving Credit Exposure (without regard to the Requested Borrowing) is $[            ]. The pro forma total Revolving Credit Exposure (after giving effect to the Requested Borrowing) is $[            ].

Please disburse the proceeds of the Requested Borrowing to [insert bank and account information].

[5]	Specify the duration of the Interest Period in the case of Eurodollar Borrowings.

Exhibit 2.03 Page 1

The undersigned represents and warrants that (a) the borrowing requested hereby complies with the requirements of the Credit Agreement, (b) each representation and warranty contained in Section 6.02(a) through 6.02(e) of the Credit Agreement is true and correct at and as of the date hereof and (c) the amount of the Requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Total Commitments.

CONSTELLATION ENERGY PARTNERS LLC

By:
Name:
Title:

Exhibit 2.03, Page 2

EXHIBIT 2.04(b)

FORM OF INTEREST ELECTION REQUEST

                    , 200

The Royal Bank of Scotland plc

101 Park Avenue

New York, New York 10178

Attention: Matt Wilson

The Royal Bank of Scotland plc

600 Travis Street, Suite 6500

Houston, Texas 77002

Attention: David Elmer

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 31, 2006, among Constellation Energy Partners LLC, as Borrower, The Royal Bank of Scotland plc, as Administrative Agent, and the Lenders party thereto (as in effect on the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement). The undersigned hereby gives notice pursuant to Section 2.04(b) of the Credit Agreement of its desire to continue the Loans specified below as Loans of the Types and in the amounts specified below on [insert effective date of continuation]:

Loans to be Continued			Continued Loans

Type of Loan[6]	Last Day of Current Interest Period	Amount	Type of Loan	Interest Period	Amount

The undersigned represents and warrants that the continuations requested hereby comply with the requirements of the Credit Agreement.

CONSTELLATION ENERGY PARTNERS LLC

By:
Name:
Title:

[6]	Specify the currency and the duration of the Interest Period in the case of Eurodollar Loans.

Exhibit 2.04(b)

EXHIBIT 2.08(b)

FORM OF NOTICE OF LETTER OF CREDIT REQUEST

                    , 200

[Insert Issuer address]

The Royal Bank of Scotland plc

101 Park Avenue

New York, New York 10178

Attention: Matt Wilson

The Royal Bank of Scotland plc

101 Park Avenue

6th Floor

New York, New York 10178

Attention: Richard Emmich

The Royal Bank of Scotland plc

600 Travis Street, Suite 6500

Houston, Texas 77002

Attention: David Elmer

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 31, 2006, among Constellation Energy Partners LLC, as Borrower, The Royal Bank of Scotland plc, as Administrative Agent, and the Lenders party thereto (as in effect on the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement). The undersigned hereby gives notice pursuant to Section 2.08(b) of the Credit Agreement of its request to have the following Letter of Credit [issued/amended/renewed/extended] on [insert requested date of issuance, amendment, renewal or extension]:

Description/Letter of Credit No.	Beneficiary	Expiration Date	Amount

[Please amend/renew/extend the above-referenced Letter of Credit as follows:]

Exhibit 2.08(b), Page 1

The amount of the currently effective Borrowing Base is $[                    ]. A Borrowing Base Deficiency [does/does not] exist on the date hereof. The current total Revolving Credit Exposure (without regard to the requested Letter of Credit or the requested amendment, renewal, or extension of an outstanding Letter of Credit) is $[                    ]. The pro forma total Revolving Credit Exposure (after giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit is $[                    ].

The undersigned represents and warrants that (a) the [issuance/amendment/ renewal/extension] requested hereby complies with the requirements of the Credit Agreement, (b) each representation and warranty contained in Section 6.02(a) through 6.02(e) of the Credit Agreement is true and correct at and as of the date hereof and (c) (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Commitment and (ii) the Total Revolving Credit Exposures shall not exceed the lesser of the Aggregate Maximum Credit Amounts and the currently effective Borrowing Base.

CONSTELLATION ENERGY PARTNERS LLC

By:
Name:
Title

Exhibit 2.08(b), Page 2

Schedule 7.05

Litigation

None.

Schedule 7.05

Schedule 7.14

Subsidiaries

1.	Robinson’s Bend Operating II, LLC

Jurisdiction of Organization: Delaware

Organization Identification Number: 3975521

Chief Executive Office:	111 Market Place
Baltimore, Maryland 21202
Telephone: (410) 468-3500

2.	Robinson’s Bend Production II, LLC

Jurisdiction of Organization: Delaware

Organization Identification Number: 3975518

Chief Executive Office:	111 Market Place
Baltimore, Maryland 21202
Telephone: (410) 468-3500

3.	Robinson’s Bend Marketing II, LLC

Jurisdiction of Organization: Delaware

Organization Identification Number: 3975516

Chief Executive Office:	111 Market Place
Baltimore, Maryland 21202
Telephone: (410) 468-3500

Schedule 7.14

Schedule 7.20

Gas Imbalances

None.

Schedule 7.20

Schedule 7.21

Marketing Contracts

None.

Schedule 7.21

Schedule 7.22

Swap Agreements

1. ISDA Master Agreement dated as of June 16, 2006 by and between The Royal Bank of Scotland, plc and Constellation Energy Resources LLC, attached as Exhibit 10.7 to that certain Form S-1 Registration Statement of Constellation Energy Resources LLC.

2. Confirmation dated June 28, 2006 by and between The Royal Bank of Scotland, plc and Constellation Energy Resources LLC, attached as Exhibit 10.8 to that certain Form S-1 Registration Statement of Constellation Energy Resources LLC.

Schedule 7.22